Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of JetPay Corporation (formerly known as Universal Business Payment Solutions Acquisition Corporation) on Pre-effective Amendment No. 5 to Form S-3, File No. 333-187339, of our report dated April 12, 2013, with respect to our audits of the consolidated balance sheets of Universal Business Payment Solutions Acquisition Corporation and its Subsidiaries as of December 31, 2012 (Successor), September 30, 2012 (Successor), September 30, 2011 (Successor) and December 31, 2011 (Predecessor) and the related consolidated statements of operations, changes in stockholders’ equity/member’s deficiency and cash flows for the transitional period from October 1, 2012 through December 31, 2012 (Successor), the year ended September 30, 2012 (Successor), for the period from November 12, 2010 (inception) through September 30, 2011 (Successor), for the period from January 1, 2012 through December 28, 2012 (Predecessor) and the year ended December 31, 2011 (Predecessor) appearing in the Transition Report on Form 10-K of Universal Business Payment Solutions Acquisition Corporation for the transitional period from October 1, 2012 through December 31, 2012. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

September 16, 2013